COMPARISON OF CHANGE IN VALUE OF $10,000
   INVESTMENT IN DREYFUS STOCK INDEX FUND
   AND THE STANDARD & POOR'S 500 COMPOSITE
   STOCK PRICE INDEX

   EXHIBIT A:
                STANDARD
              & POOR'S 500
                COMPOSITE       DREYFUS
    PERIOD        STOCK          STOCK
              PRICE INDEX*    INDEX FUND

    9/29/89          10,000        10,000
   12/31/89          10,205        10,216
   12/31/90           9,888         9,860
   12/31/91          12,893        12,803
   12/31/92          13,875        13,713
   12/31/93          15,270        14,993
   12/31/94          15,471        15,125
   12/31/95          21,278        20,688
   12/31/96          26,161        25,350


*Source: Lipper Analytical Services, Inc.